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                                                                   EXHIBIT 20.1



                              JOINT PRESS RELEASE



VERITAS ENERGY SERVICES INC.                                       DIGICON INC.
CALGARY, ALBERTA, CANADA                                 HOUSTON, TEXAS, U.S.A.



August 30, 1996 - Veritas Energy Services Inc. and Digicon Inc. reported today the closing of the previously announced merger of the two companies. In connection with the merger, Digicon will change its name to "Veritas DGC Inc." and its common stock will trade on the New York Stock Exchange and The Toronto Stock Exchange under the ticker symbol "VTS".

All Veritas Energy common shares have been converted to Veritas Energy exchangeable shares which will trade on The Toronto Stock Exchange under the symbol "VES" and which are exchangeable for Veritas DGC common stock. The voting equity of Veritas Energy is now held by Veritas DGC.

Veritas DGC Inc. is actively engaged in land, transition zone and marine-based seismic data acquisition, seismic data processing, multi-client data sales, and exploration and development information services in selected markets worldwide.



                                      -30-



For additional information, please contact:

Larry Fichtner                                                     Dick McNairy
Veritas Energy Services Inc.                                       Digicon Inc.
Suite 300, 615 Third Avenue S.W.                    Suite 112, 3701 Kirby Drive
Calgary, AB T2P 0G6                                           Houston, TX 77098
(403) 266-9350                                                   (713) 526-5611